UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 21, 2008

Migo Software, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	333-5278NY	94-3334052
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

555 Twin Dolphin Drive, Suite 650, Redwood City, California		94065
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	650-232-2600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Migo Software, Inc. (the "Company") has received a Term Sheet outlining the terms and conditions of a proposed financing critical to its continuing operations. The proposed financing would create a senior class of preferred stock with warrant coverage and the investors would receive more than 90% of the stock of the Company on a fully diluted basis. The new investment would provide up to $5.0 Million in new operating capital. The Investor Group submitting the Term Sheet has not previously invested in the Company.

The Term Sheet would require, among other conditions, that the outstanding shares of the Junior A Preferred Stock and the Series B Preferred Stock convert to common stock and that the holders of existing warrants agree to waive the application of the anti-dilution clauses of those warrants. The Company will also be required to initiate a 1-for-15 reverse stock split, which has been previously authorized by the Company’s stockholders. The proposed investment would have a significant dilutive impact as the investment reflects a pre-split adjusted common stock equivalent price of less than $.01 per share.

The Term Sheet allows for participation of certain existing shareholders of up to $2.0 Million of the total to be raised. The Company will also honor certain "Next Financing" rights which are held by some of its current investors.

The Company plans to use its best efforts to seek to satisfy the conditions of the Term Sheet to the satisfaction of the Investor Group, although there can be no assurance that the Company will be able to do so within the time period provided. The Company continues to explore all of its financing options as it seeks to complete the financing proposed by the Term Sheet. If the Company is unable to complete this or an alternative financing within the near future, the Company will not likely be able to continue operations in its current form.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Migo Software, Inc.

March 21, 2008	By:	/s/Kent Heyman

Name: Kent Heyman
Title: Chief Executive Officer